Exhibit 99

News Release

Medtronic Reports Constant-Currency Quarterly Revenue Increase Of 16.5 Percent, Pre-Charge Earnings Per Diluted Share Rise 14.3 Percent To $0.32

Strong Broad-Based Growth and Momentum Continues, Spurred by Breakthrough Therapies In Cardiac Rhythm Management and Spinal

MINNEAPOLIS, August 20, 2002 - Combining the accelerating sales momentum of breakthrough products with broad-based growth in most product lines, Medtronic, Inc., (NYSE: MDT) today reported strong growth in revenues and earnings for the quarter ended July 26, 2002. Quarterly revenues of $1.714 billion were up 16.5 percent on a constant-currency basis over the $1.456 billion in the comparable period a year ago. Reflecting the weaker dollar outside the United States, foreign currency translation, when compared to the prior year, had a positive effect of $18.6 million, increasing as reported first quarter revenue growth to 17.7 percent.

The company announced first-quarter pre-charge net earnings of $389.9 million, or $0.32 per diluted share, an increase in pre-charge net earnings of 14.0 percent over the $342.0 million and 14.3 percent above the $0.28 per diluted share recorded in last year’s first quarter. Net after-tax non-recurring charges of $6.6 million related to previously announced Vascular business facility consolidation initiatives, partially offset by the reversal of unused portions of previously recognized charges, reduced reported net earnings for the quarter to $383.3 million or $0.31 per diluted share, an increase of 24 percent over the comparable period a year ago.

“Medtronic again benefited from new products that are transforming significant markets, broadening our presence and accelerating revenue growth,” said Art Collins, Chairman and Chief Executive Officer of Medtronic. “Growth was fueled by the introduction of several breakthrough therapies, along with broadened indications and new patient populations.”

Collins went on to note the introduction of several new products during the quarter, including the InSync® ICD and the Attain™ Over-The-Wire (OTW) left-heart lead for the treatment of heart failure, as well as the INFUSE® Bone Graft used in spinal fusion surgery.

Additionally, Collins reiterated that Medtronic financial results for Fiscal 2002, which ended April 26, 2002, were certified by both he and Robert L. Ryan, Senior Vice President and Chief Financial Officer, on August 8, 2002, more than a month before the date required by the U.S. Securities and Exchange Commission (SEC). First quarter results will be certified to the SEC no later than September 9, 2002.

(Unless otherwise noted, all revenue growth rates that follow are reported on a constant-currency basis).

Cardiac Rhythm Management Business

Driven by continued strong results in implantable defibrillator revenues and the rapid acceptance of multiple breakthrough therapies that are transforming the treatment of heart failure, Cardiac Rhythm Management posted quarterly revenues of $797.6 million, an 18 percent increase over the same period one year ago.

Posting back-to-back quarters of record performance, worldwide implantable defibrillator revenues were up 33 percent, fueled by continued market preference for the Marquis™ DR and the recent introduction of the InSync ICD, an additional heart failure treatment option for those patients at high risk of sudden cardiac arrest. During the quarter, pacing revenues posted a 13 percent increase, marked by the continued strong performance of the full-featured Kappa® 900 pacemaker and the increasing acceptance of the InSync® device for heart failure, whose significant quality-of-life benefits were affirmed and recently published in The New England Journal of Medicine. The quarter also saw contributions from the Attain

Over-The-Wire left-heart lead for the delivery of cardiac resynchronization therapy. With the broadest suite of heart failure therapies available in the industry - including devices with and without defibrillator back up - Medtronic further solidified its leadership position in the total heart failure market, which is now annualizing at more than $500 million, less than a year after the first heart failure product approval. Medtronic continued this leadership as clinical studies for Medtronic’s fourth-generation heart failure device, the InSync Marquis™, also advanced during the quarter.

Vascular Business

Facing its most challenging quarterly growth comparison, Medtronic’s Vascular business, as expected, reported revenues of $194.0 million, a 28 percent decrease when compared to the same period one year ago.

During the quarter, work progressed with Medtronic’s patented Zipper technology employed in a novel over-the-wire/short-wire angioplasty catheter and stent delivery system that offers the benefits of traditional rapid-exchange and over-the-wire systems. Clinical trials for the new product with Zipper technology are underway in Europe, and the product has received IDE approval to begin clinical evaluation from the U.S. Food and Drug Administration.

In the area of drug-coated stents, clinical trials using Abbott’s proprietary immunosuppression drug ABT-578 (a rapamycin analogue) with Medtronic stents are expected to begin outside the United States by the end of this calendar year.

Other milestones for the quarter included the completion of enrollment for the clinical trials evaluating its next-generation, cobalt-based alloy coronary stent, the Driver™. This alloy allows for the engineering of thin struts. During the second quarter, the business expects to introduce Xpedient, a new delivery system for its market-preferred AneuRx® Stent Graft System, used in the treatment of abdominal aortic aneurysms (AAA).

Cardiac Surgery Business

Continuing to capitalize on both the shift toward beating heart bypass surgery and the growing preference for tissue valves, Cardiac Surgery reported quarterly revenues of $131.3 million, a 6 percent increase over the same period a year ago.

Robust growth of more than 45 percent in the Cardiac Surgery Technologies (CST) segment was fueled by strong surgeon preference for the recently introduced Starfish™2 Heart Positioner, along with the Octopus®3 Tissue Stabilization System, to facilitate the practice of beating heart bypass surgery. Additionally, the next-generation tissue stabilization system, the Octopus®4, was recently released.

Worldwide revenues for the heart valves product line were up 8 percent, reflecting continued surgeon and patient preference for tissue heart valve replacement and the full suite of Medtronic tissue valves, including the Mosaic®. Perfusion Systems revenues declined 4 percent, reflecting the continued industry shift toward beating heart procedures.

Neurological and Diabetes Business

Reflecting strong growth in the sale of therapies for the treatment of movement disorders and urological disorders, Neurological and Diabetes reported quarterly revenues of $305.9 million. Excluding the Diabetes business, revenues in the sector increased 15 percent.

Neurological growth was primarily driven by continued strong sales of Activa® Parkinson’s Control Therapy, with solid contributions from the sale of both drug delivery and neurostimulation systems. Sales of Activa more than doubled for the quarter, and since U.S. approval in January, more than 5,000 medical personnel have participated in educational programs regarding the therapy. During the quarter, Activa also received a favorable recommendation for national coverage from a panel of the Medicare Coverage Advisory Committee. Continued strong sales of the Strata™ valve, a new medical device used in the treatment of hydrocephalus, also contributed to the quarter.

Strong growth in the Gastroenterology and Urology portion of the business was led by the continued acceptance of Medtronic therapies for the treatment of urological disorders, such as InterStim® Therapy for Urinary Control, and its Enterra Therapy™ for the treatment of severe gastroparesis. During the quarter, global distribution channels and sales forces were expanded as two new products were introduced in the United States that will address significant new markets: the TUNA® therapy to treat benign prostatic hyperplasia (BPH), which affects up to 23 million men worldwide, and the Bravo™ pH Monitoring System, a diagnostic test for gastroesophogeal reflux disease (GERD), which affects up to 21 million Americans. Before the end of the calendar year, introductions of two key new products are expected: the European launch of the non-invasive Gatekeeper Reflux Repair System™, used in the treatment of GERD, as well as the worldwide launch of the InterStim Tined Lead, used in InterStim incontinence therapy.

Revenues for Diabetes of $112.7 million were up over 15 percent for the quarter, compared to the same period a year ago when MiniMed, Inc. was a stand-alone company. This growth reflected the continued acceptance and preference for the Paradigm™ insulin infusion pump. Activities during the quarter also focused on the expansion of the global sales force and the development of scalable systems to support the future growth of the business, including patient/customer technical support, order-taking and insurance claims processing. Also during the quarter, compelling evidence in support of the short- and long-term benefits associated with pump therapy, as well as continued progress regarding development of the artificial pancreas, were presented at the annual meeting of the American Diabetes Association (ADA).

Spinal and ENT Business

Supported by strong continued growth across several segments, Spinal and ENT posted quarterly revenues of $285.1 million, a 22 percent increase over the same period last year.

Spinal revenues rose approximately 25 percent during the quarter, reflecting the continued popularity of the CD-HORIZON® SEXTANT™ Spinal System, which facilitates the practice of minimally invasive spinal fusion surgeries. The quarter also saw the introduction and positive reception of Medtronic’s highly anticipated INFUSE Bone Graft for spinal fusion - more than 800 spinal surgeons have already been trained in the procedure. Also during the quarter, an agreement was reached to acquire Spinal Dynamics Corporation (SDC), developer of the Bryan® Cervical Disc System, a unique artificial cervical disc designed to mimic intervertebral discs in the cervical spine. Spinal Dynamics just announced the first U.S. human implant of the Bryan cervical disc, and Medtronic expects to close the acquisition by the end of the calendar year.

With continued contributions from sales of the Meniett™ a portable pressure-pulse generator designed to treat the symptoms of Ménière’s disease, the ENT business posted another solid quarter with revenues up 17 percent.

Webcast Information

Medtronic will host a webcast today, August 20, 2002, at 4:30 p.m. (EDT) (3:30 p.m. CDT), to provide more information about its businesses for the public, analysts and the media. This quarterly presentation will be webcast through the company’s website at www.medtronic.com/corporate/invest.html. Replay will be available until midnight CST on August 27, 2002.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 26, 2002. Actual results may differ materially from anticipated results.

Contact:

Rachael Scherer, Investor Relations, 763-505-2694

Kevin Lee, Investor Relations, 763-505-2695

Jessica Stoltenberg, , Public Relations, 763-505-3333

Chris Campbell-Loth, Public Relations, 763-505-2633

MEDTRONIC, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended July 26, 2002			Three months ended July 27, 2001
	Before Non-Recurring Charges	Non-Recurring Charges	Reported	Before Non-Recurring Charges	Non-Recurring Charges	Reported

Net sales	$1,713.9	—	$1,713.9	$1,455.7	$—	$1,455.7

Costs and expenses:
Cost of products sold	414.2	—	414.2	378.1	—	378.1
Research and development expense	179.4	—	179.4	151.0	—	151.0
Selling, general, and administrative expense	536.1	—	536.1	444.8	—	444.8
Special charges	—	10.5	10.5	—	62.1	62.1
Purchased in-process research and development	—	—	—	—	—	—
Other (income)/expense	25.8	—	25.8	0.7	—	0.7
Interest (income)/expense	1.5	—	1.5	(21.3)	—	(21.3)
Total costs and expenses	1,157.0	10.5	1,167.5	953.3	62.1	1,015.4
Earnings before income taxes	556.9	(10.5)	546.4	502.4	(62.1)	440.3

Provision for income taxes	167.0	(3.9)	163.1	160.4	(21.6)	138.8

Net earnings (loss)	$389.9	$(6.6)	$383.3	$342.0	$(40.5)	$301.5

Earnings per share
Basic	$0.32	$(0.01)	$0.32	$0.28	$(0.03)	$0.25
Diluted	$0.32	$(0.01)	$0.31	$0.28	$(0.03)	$0.25

Weighted average shares outstanding
Basic	1,215.2		1,215.2	1,209.9		1,209.9
Diluted	1,224.2		1,224.2	1,223.3		1,223.3